Exhibit 10.49

FIRST Amendment to Employment Agreement

This First Amendment (“Amendment”) to the December 21, 2015 Employment Agreement (“Employment Agreement”), between Michael DeMarco (the “Executive”) and Intelsat Corporation is entered into by the undersigned parties and is effective as of August 21, 2017.

1.	The second sentence of Section 4(d)(i) of the Employment Agreement is amended to read as follows:
In the event of such termination or any termination of employment due to the Company’s nonrenewal pursuant to Section 1, in addition to the Accrued Compensation and Prior Year Bonus (which shall be based on actual performance results and paid on the date bonuses for the applicable prior year are paid to other senior executives of the Company), the Executive shall be entitled to receive severance pay in an aggregate amount equal to one and one-half (1.5) times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s target Annual Bonus for the fiscal year in which such termination occurs (the “Severance Amount”), payable in a lump sum on the next regular payday that is at least 14 days following the Executive’s delivery of an effective, irrevocable release of claims pursuant to Section 4(d)(ii).

2.	Exhibit A regarding benefits will be replaced in its entirety with the attached Exhibit A.

3.	As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.

4.	If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of August 21, 2017.

INTELSAT CORPORATION

    By: /s/ Michelle Bryan
Michelle Bryan
Executive Vice President, General Counsel and Chief Administrative Officer

THE EXECUTIVE

/s/ Michael DeMarco
Michael DeMarco

EXHIBIT A

BENEFIT PLANS
The following descriptions are summaries only and the benefits are subject to the terms of the Company’s benefit plan documents, as they may be amended from time to time.

1.    401(k) - a fixed contribution of 2% of compensation, plus a Company match of 100% of employee deferrals up to 5% of compensation, plus a discretionary contribution of 0 - 4% of compensation based upon Company performance (subject to IRS limits).

    2.    Excess Benefit Plan - non-qualified defined contribution plan to accompany the 401(k) plan and to make contributions otherwise limited by the compensation restriction in Section 401(a)(17) of the Internal Revenue Code.

3.    Medical/Prescription Drug - coverage for the employee and eligible family members with options, depending on state of residence, for a PPO plan; all plans require employee contributions of differing levels; reimbursement levels, co-payments and contribution levels vary based upon the plan type and dependent coverage selected.

    4.    Dental - coverage for the employee and eligible family members which includes $2,000 per year for basic and preventative care and a lifetime maximum of $2,000 for orthodontia.

    5.    Vision - coverage for the employee and eligible family members that provides benefits for expenses associated with eye exams, lenses, frames, contact lenses and other related vision care.

    6.    Basic Life Insurance -Life insurance with a benefit of one times base salary, provided at Company cost and additional insurance (up to five times base salary or $900,000, whichever is less) at employee cost; plan includes additional coverage for accidental death and dismemberment at the same level.

    7.    Executive Life Insurance - supplemental life insurance in the amount of 3 times base salary provided at Company cost (value of premiums deemed income to executive).

    8.    Personal Excess Liability Insurance - umbrella insurance policy for personal liability providing up to $15,000,000 coverage per occurrence and $2,000,000 excess uninsured motorist protection per occurrence (value of premiums deemed income to executive).

    9.    Executive Physical - comprehensive annual medical screening through executive physical program at Johns Hopkins University medical center at Company cost.

    10.    Financial Planning/Tax Preparation Assistance - $20,000 per year, paid in bi-weekly pay check, to cover expenses related to financial and tax planning or preparation, and car expenses.

    11.    Paid Holidays - nine paid holidays as set forth in the employee handbook and one floating holiday of the employee’s choice.

    12.    Annual Leave - five weeks of paid vacation (200 hours, accrued in equal amounts on the last day of each pay period; subject to a cap of one year’s accrual).

    13.    Sick Leave - 10 days (80 hours) accrued each year to be used for the employee’s own illness or injury, the illness or injury of an immediate family member, or any other valid purpose under the Family and Medical Leave Act.

    14.    Short-Term Disability - Company-paid benefit of 100% of base compensation provided for disability for up to 6 months, at no cost to employee.

    15.    Long-Term Disability - 60% of base compensation up to a maximum of $15,000/month provided for disability lasting longer than 6 months; premiums paid by Company (benefits can be taxable or non-taxable based upon employee election to recognize the premium payments as income).